EXHIBIT 99.1

THE HAIN CELESTIAL GROUP, INC. TO ACQUIRE SPECTRUM ORGANIC PRODUCTS, INC.

PETALUMA, CA, August 23, 2005. Spectrum Organic Products, Inc. (OTC BB: SPOP.OB) announced today the signing of a definitive agreement pursuant to which The Hain Celestial Group, Inc. will acquire the stock of Spectrum for total equity consideration of approximately $0.705 per share, adjusted to reflect Spectrum's estimate of their expenses and the price adjustment provisions of the agreement, or $34.5 million, in a combination of approximately 50 percent cash and 50 percent Hain Celestial common stock. The transaction, which was approved by the board of directors of both companies, is expected to close during the fourth quarter of 2005. The transaction is subject to approval by Spectrum's shareholders.

Spectrum is a California-based leading manufacturer and marketer of natural and organic culinary oils, vinegars, condiments and butter substitutes under the Spectrum Naturals(R) brand and essential fatty acid nutritional supplements under the Spectrum Essentials(R) brand, sold mainly through natural food retailers. Spectrum is also a leading supplier of natural, organic and non-genetically-modified oils to food manufacturers in the United States through its Spectrum Ingredients Division.

"Hain Celestial provides Spectrum with a platform for accelerated expansion of our product lines. We look forward to benefiting from being part of the Hain Celestial family, as their presence in natural and other channels will enable us to provide health sustaining natural products that are the highest in consumer value," said Jethren P. Phillips, Founder and Chairman of the Board of Directors of Spectrum. "I began this mission nearly 20 years ago and look forward to working with Hain-Celestial to further our goals."

"Spectrum has been a well-respected marketer and producer of natural and organic oils in the natural food channels for many years, and adding their range of offerings in this category to Hain Celestial's existing portfolio gives us another opportunity to offer our customers additional category-leading products," said Irwin D. Simon, President and Chief Executive Officer of Hain Celestial. "We look forward to expanding Spectrum Naturals, Essentials and Ingredients businesses as consumers increasingly seek healthy oils as part of a balanced diet and as recently recommended by the USDA Dietary Guidelines. Spectrum natural and organic products feature healthy oils that are mechanically extracted and free of trans fats and genetically engineered ingredients."

Details of the Transaction

Spectrum shareholders are expected to receive approximately $0.705 per share in a combination of approximately 50 percent cash and 50 percent Hain-Celestial common stock, subject to certain adjustments. The exchange ratio for the shares will be based on Hain-Celestial's average closing stock price for the ten-day trading period ending shortly before the closing date. The value of the stock portion of the consideration to Spectrum Shareholders will increase if the price of Hain-Celestial common stock is above $19.80 prior to the closing of the transaction. Similarly, the value of the stock portion of the consideration to Spectrum Shareholders will decrease if the price of Hain Celestial common stock is below $17.42 prior to the closing of the transaction. Hain Celestial common stock closed on Monday, August 22, 2005 at $18.93 per share.

Spectrum was advised by its investment bankers D.F. Hadley & Co., Inc. (www.dfhadley.com). D.F. Hadley & Co., Inc. issued a fairness opinion to the board of directors of Spectrum in connection with their evaluation of the transaction with Hain-Celestial.

About Spectrum

Spectrum Organic Products, Inc. is a leading manufacturer and marketer of natural and organic culinary oils, vinegar, condiments and butter substitutes under the Spectrum Naturals(R) brand and essential fatty acid nutritional supplements under the Spectrum Essentials(R) brand. The company also produces and sells a wide range of oils, vinegar and nutritional ingredients to other manufacturers through its Spectrum Ingredients Division and provides private label products to major retailers. All of the company's products feature healthy oils that are mechanically extracted and free of trans fats and genetically modified organisms. For more information visit www.spectrumorganics.com.

About Hain Celestial

The Hain Celestial Group, headquartered in Melville, NY, is a leading natural and organic beverage, snack, specialty food and personal care products company in North America and Europe. Hain Celestial participates in almost all natural food categories with well-known brands that include Celestial Seasonings(R), Terra Chips(R), Garden of Eatin'(R), Health Valley(R), WestSoy(R), Earth's Best(R), Arrowhead Mills(R), Hain Pure Foods(R), Hollywood(R), Walnut Acres Organic(R), Imagine Foods(R), Rice Dream(R), Soy Dream(R), Rosetto(R), Ethnic Gourmet(R), Yves Veggie Cuisine(R), Lima(R), Biomarche(R), Grains Noirs(R), Natumi(R), JASON(R) and Zia(R) Natural Skincare. For more information, visit www.hain-celestial.com.

"Safe Harbor" statements under the Private Securities Act of 1995: The statements contained in this release, which are not historical facts, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by the forward-looking statements. These risks and uncertainties are described in the company's Securities and Exchange Commission filings under the trading symbol "SPOP.OB".

Contact:

Robert Fowles, CFO
707-778-8900
bobf@spectrumorganics.com